CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
SharesPost 100 Fund:

We consent to the use of our report dated February 28, 2017, incorporated by reference, on the financial statements of SharesPost 100 Fund, and to the references to our firm under the headings “Financial Highlights” and “Management of the Fund-Independent Registered Public Accouting Firm and Legal Counsel” in the prospectus.

/s/ KPMG LLP

Los Angeles, California
April 28, 2017